Exhibit 8.1

Subsidiaries of Emeren Group Ltd

The following is a list of Emeren Group Ltd’s significant subsidiaries as of December 31, 2022:

●	Emeren New Energy S.à r.l., incorporated in Luxembourg;
●	ReneSola Investment Management Ltd., incorporated in the British Virgin Islands;
●	Emeren US LLC, incorporated in the United States;
●	ReneSola Power Canada, incorporated in Canada;
●	Emeren Poland sp. z o.o., incorporated in Poland;
●	Emeren Hungary Kft, incorporated in Hungary in December 2017;
●	EMEREN France, incorporated in France;
●	EMEREN NEW ENERGY SPAIN, S.L., incorporated in Spain;
●	Renesola Power UK LTD, incorporated in the UK;
●	Emeren New Energy Italy S.r.l., incorporated in Italy;
●	Renesola Germany GmbH, incorporated in Germany;
●	RE PV S.à r.l., incorporated in Luxembourg;
●	Renesola (Zhejiang) PV Power Co., Ltd., incorporated in China;
●	Zhejiang ReneSola Investment Ltd., incorporated in China; and
●	ReneSola Consulting (Shanghai) Co., Ltd, incorporated in China.